Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-effective Amendment No. 10 to the Registration Statement of Funtalk China Holdings Limited on Form S-4 (File No. 333-153492) on Form F-3 of our report dated July 9, 2010, related to the consolidated financial statements and financial statement schedule of Funtalk China Holdings Limited as of March 31, 2009 and 2010 and for each of the three years in the period ended March 31, 2010, appearing in the Proxy Statement/Prospectus, which is part of this Registration Statement and to the reference to us under the headings “Experts” in such Proxy Statement/Prospectus.

/s/ Deloitte Touche Tohmatsu

Hong Kong

October 22, 2010